UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

ContraVir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55020	46-2783806
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 300

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2014, Bernard F. Denoyer resigned as chief financial officer and secretary of ContraVir Pharmaceuticals, Inc. (the “Company”), effective immediately. There was no disagreement or dispute between Mr. Denoyer and the Company which led to his resignation.

On June 23, 2014, the Company appointed William Hornung as chief financial officer of the Company, effective immediately.  Mr. Hornung does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  There is no understanding or arrangement between Mr. Hornung and any other person pursuant to which Mr. Hornung was selected as an executive officer.  There are no transactions in which Mr. Hornung has an interest requiring disclosure under Item 404(a) of Regulation S-K.

From April 2012 until March 2014, Mr. Hornung served as the Vice President of Finance for PTC Therapeutic, a public biotechnology company.  From February 2009 until March 2012, Mr. Hornung served as Controller of PTC Therapeutics.  Mr. Hornung received his Bachelor of Science from The William Paterson State University of NJ in 1992.

Effective June 23, 2014 (the “Effective Date”), the Company entered into an executive agreement (the “Agreement”) with Mr. Hornung under which he will serve as Chief Financial Officer of the Company.  The term of the Agreement is for a period of three (3) years from the Effective Date and is automatically renewed for successive one year periods at the end of each term unless either party provides notice of its intent not to renew upon sixty (60) days prior written notice.  Under the terms of the Agreement, Mr. Hornung will receive an annual salary of $220,000.  He is eligible to receive a cash bonus of up to 25% of his base salary.  The bonus shall be earned upon the Company’s achievement of performance milestones for a fiscal year to be mutually agreed upon by Mr. Hornung and the board or its Compensation Committee.  Additionally, Mr. Hornung received incentive stock options to purchase 100,000 shares of the Company’s common stock exercisable at $1.70 per share, the closing sale price of the Company’s common stock on the OTCBB on June 20, 2014.  The options vest over three (3) years in 3 annual installments beginning on the one year anniversary of the Effective Date.  Mr. Hornung is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The Company may terminate Mr. Hornung’s employment at any time and for any reason with or without Cause (as defined in the Agreement).  Notwithstanding the foregoing, after six (6) months from the Effective Date, in the event the Company desires to terminate Mr. Hornung’s employment without Cause, the Company shall give Mr. Hornung no less than sixty (60) days advance written notice.

If the Agreement is terminated by the Company without Cause, Mr. Hornung shall receive, after he has been employed by the Company for six months, (i) any portion of unpaid base compensation due for periods prior to date of termination, (ii) a severance payment equal to base salary for nine (9) months from date of termination, (iii) any bonus earned and not yet paid through date of termination, (iv) all expenses reasonably and necessarily incurred by Mr. Hornung.

Notwithstanding the foregoing, in the event Mr. Hornung’s termination of employment is the result of termination by (i) the Company without Cause at anytime (a) within six (6) months of prior to the consummation of a Change of Control (as defined in the Agreement) if, prior to such termination, a Change of Control transaction was Pending (as defined in the Agreement) or (b) at any time within twelve (12) months after the consummation of a Change of Control, or (ii) by Mr. Hornung for Good Reason (as defined in the Agreement) at any time within twelve (12) months after the consummation of a Change of Control, Mr. Hornung shall be entitled to receive the compensation set forth above in addition to the vesting of all of his Company options, warrants and other convertible securities held by him which will become exercisable for a period of six months following the date of termination.

The Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

The foregoing information is a summary of the agreement described above, is not complete, and is qualified in its entirety by reference to the full text such agreement which is attached an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with such agreement.

Item 9.01                        Financial Statements and Exhibits

(d) Exhibits

10.1                                                     Executive Agreement dated June 23, 2014, between ContraVir Pharmaceuticals, Inc. and William Hornung.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2014

CONTRAVIR PHARMACEUTICALS, INC.

	By:	/s/ James Sapirstein
James Sapirstein
Chief Executive Officer